At a Special Meeting of Shareholders of the Funds, held at the offices of Gemini Fund Services, LLC, 450 Wireless Boulevard, Hauppauge, NY 11788, on Wednesday, December 21, 2011, shareholders of record at the close of business on September 28, 2011 voted to approve the following proposals:

Proposal 1: To approve an Agreement and Plan of Reorganization and Termination providing for the transfer of all of the assets of each Fund to a corresponding newly created series of Arrow Investments Trust.


Arrow DWA Tactical Fund
Shares Voted
In Favor
13,873,445

Shares Voted Against
or Abstentions
1,572,198


Arrow Alternative Solutions Fund
Shares Voted
In Favor
2,169,863

Shares Voted Against
or Abstentions
90,142

Arrow DWA Balanced Fund
Shares Voted
In Favor
13,172,127

Shares Voted Against
or Abstentions
2,849,366

Arrow Managed Futures Trend Fund
Shares Voted
In Favor
7,669,700

Shares Voted Against
or Abstentions
234,356

Arrow Commodity Strategy Fund
Shares Voted
In Favor
883,986

Shares Voted Against
or Abstentions
42,924



Proposal 2: To approve a new Sub-Advisory Agreement by and among NLFT, Arrow Investment Advisors, LLC, and Dorsey, Wright & Associates, LLC with respect to the Arrow DWA Balanced Fund and Arrow DWA Tactical Fund,
 each a series NLFT.  No fee increase proposed.

Arrow DWA Tactical Fund
Shares Voted
In Favor
13,877,068

Shares Voted Against
or Abstentions
1,568,576



Arrow DWA Balanced Fund
Shares Voted
In Favor
13,092,823

Shares Voted Against
or Abstentions
2,928,672